                                                                     Exhibit 4.3

                                 GENUITY INC.

                            EXECUTIVE DEFERRAL PLAN



                                 ------------


             As Amended and Restated Effective September 20, 2001

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I.  INTRODUCTION.........................................   1
 1.01.  Name of Plan.............................................   1
 1.02.  Purposes of Plan.........................................   1
 1.03.  Effective Date...........................................   1
ARTICLE II.  DEFINITIONS AND USE.................................   2
 2.01.  Definitions..............................................   2
 2.02.  Gender and Number........................................   3
ARTICLE III.  ELIGIBILITY AND ELECTION TO DEFER..................   4
 3.01.  Eligibility..............................................   4
 3.02.  Deferral Amounts.........................................   4
 3.03.  Election to Defer........................................   4
 3.04.  Designation of Beneficiaries.............................   5
ARTICLE IV.  ACCOUNTS; CREDITS AND OTHER ADJUSTMENTS.............   6
 4.01.  Accounts.................................................   6
 4.02.  Matching Credits.........................................   6
 4.03.  Other Credits............................................   7
 4.04.  Hypothetical Investment Performance; Other Adjustments...   7
 4.05.  No Funding;  Use of Grantor Trust........................   8
ARTICLE V.  PAYMENTS.............................................   9
 5.01.  Effect of Deferral.......................................   9
 5.02.  Method of Payment........................................   9
 5.03.  Time of Distribution (or Commencement of Distribution)...   9
 5.04.  Withdrawals..............................................  10
 5.05.  Vesting..................................................  10
ARTICLE VI.  MISCELLANEOUS.......................................  12
 6.01.  Plan Administration; Amendment and Termination...........  12
 6.02.  Individual Deferral Arrangements.........................  12
 6.03.  Appeals Procedure........................................  12
 6.04.  Rights Not Assignable....................................  13
 6.05.  Inability to Locate Participants and Beneficiaries.......  13
 6.06.  Withholding Taxes........................................  13
 6.07.  Certain Rights Reserved..................................  13
 6.08.  Severability.............................................  13
 6.09.  Titles and Headings Not to Control.......................  14
 6.10.  Governing Law............................................  14

                           ARTICLE I.  INTRODUCTION

1.01.  Name of Plan.
       ------------
       This Plan shall be known as the Genuity Inc. Executive Deferral Plan.

1.02.  Purposes of Plan.
       ----------------

       The Plan is intended to provide to a select group of management or highly compensated employees of the Company and its subsidiaries the opportunity to defer specified amounts of compensation, in part by elective deferral of amounts that would otherwise be paid currently. The Plan is intended to qualify as a so-called "top hat" plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and shall be construed accordingly.

1.03.  Effective Date.
       --------------
       The Plan became effective as of May 22, 2000 and was restated effective September 20, 2001.

                       ARTICLE II.  DEFINITIONS AND USE
2.01.  Definitions.
       -----------

       Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth below.

       "Annual Deferral" means the deferral with respect to a Plan Year elected by a Participant in accordance with Section 3.03.

       "Article" means an article of the Plan.

       "Base Amount" means, for any calendar year, (i) for a Participant who is eligible to participate in the Genuity Inc. Savings Plan for such year, the annual limitation in effect for such year under section 401(a)(17) of the Code; and (ii) for every other Participant, zero.

       "Board" means the Board of Directors of Genuity Inc.

       "Bonus" means any incentive award (other than a Stock Option Gain) that is specified by the Committee (or that is part of a category of awards that is specified by the Committee) as a "Bonus" for purposes of the Plan.

       "Code" means the Internal Revenue Code of 1986, as amended from time to time.

       "Committee" means the Executive Compensation Committee of the Board, or any successor thereto.

       "Company" means Genuity Inc.

       "Disability" means a disability that results in a "disability retirement" as that term is defined in the Genuity Savings Plan, as amended from time to time. If at the relevant time the Genuity Savings Plan does not by its terms provide for a "disability retirement," the term "Disability" as used in this Plan shall mean permanent disability as determined under rules prescribed by the Plan Administrator.

       "Eligible Salary" means that part of an Eligible Employee's annual base salary from the Company in excess of the Base Amount. For purposes of determining how much, if any, of an Eligible Employee's base salary for any pay period constitutes Eligible Salary, the portion of the Base Amount allocable to such pay period shall be the total Base Amount for the Plan Year divided by the number of pay periods in such Year (determined without regard to any partial year of service).

       "Eligible Employee" means a key employee designated as an Eligible Employee by the Plan Administrator. An individual designated as an Eligible Employee for one Plan Year shall remain an Eligible Employee for future Plan Years unless and until the

Plan Administrator designates him or her as ineligible. In determining who is eligible to participate in the Plan, the Plan Administrator (i) shall restrict eligibility to employees who are either highly compensated or management employees, or both, and (ii) may impose additional eligibility restrictions, in general or in particular cases.

     "Genuity Common Stock" means the Class A common stock of Genuity Inc. References in the Plan to the fair market value of the Genuity Common Stock as of any date shall mean the closing price of the Genuity Common Stock on Nasdaq on such day (or if such day is not a trading day, then on the next preceding day that is a trading day).

     "Genuity Savings Plan" means the tax-qualified 401(k) or other tax-qualified savings plan maintained by the Company, or, if there is more than one such plan, the plan designated by the Administrator.

     "Matching Percentage" means, for any Plan Year, the rate (expressed as a percentage) that equals the percentage matching contribution rate for such Year under the Genuity Savings Plan. In the event matching contributions under the Genuity Savings Plan are made at more than one percentage rate, the Plan Administrator shall make appropriate adjustments to the Matching Percentage under this Plan.

     "Participant" mean an Eligible Employee who has made an election pursuant to Section 3.03 and whose accounts hereunder have a positive balance.

     "Person" means any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

     "Plan" means this amended and restated Genuity Inc. Executive Deferral Plan, as the same may be amended from time to time.

     "Plan Administrator" means the Executive Vice President of Human Resources of Genuity Inc. or any other Person designated by the Committee to serve as Plan Administrator.

     "Plan Year" means the calendar year, except that the first Plan Year shall begin on the date determined by the Plan Administrator and shall end on December 31, 2000.

     "Section" means a section of the Plan.

     "Stock Option Gain" means any incremental shares of Genuity Common Stock that a Participant is entitled to receive as a result of the Participant's paying the exercise price of a Genuity Inc. compensatory stock option with shares of Genuity Common Stock.

2.02. Gender and Number.
      -----------------
      Gender-specific pronouns in the Plan shall include the other gender and, where appropriate, the singular form shall include the plural.

                ARTICLE III.  ELIGIBILITY AND ELECTION TO DEFER

3.01. Eligibility.
      -----------

      Each Eligible Employee shall be eligible to participate in the Plan as of the date designated by the Plan Administrator.

3.02. Deferral Amounts.
      ----------------
(a) Each Participant shall be eligible to defer up to 100% (or such lesser percentage as the Plan Administrator may determine in its sole discretion) of his or her Eligible Salary and/or Bonus for the Plan Year (or the period thereof during which the election is in effect); provided, that any such deferral must be made in integral multiples of 1% of the Eligible Salary or Bonus (as the case may be); and provided further, that the Committee in its sole discretion may at any time or from time to time reduce or increase the portion of an Eligible Employee's annual base salary that constitutes Eligible Salary.

(b) To the extent, if any, permitted by the Committee and subject to such additional rules as the Plan Administrator may prescribe, a Participant may also defer a Stock Option Gain.

3.03. Election to Defer
      -----------------

      A Participant's election to defer any portion or all of his or her Eligible Salary or Bonus for a Plan Year shall be made in accordance with this
Section 3.03.

          (a) Except as hereinafter provided, each deferral election must be made, in accordance with rules prescribed by the Plan Administrator, before the beginning of the Plan Year in which the deferred amount is to be earned. The deadline for an election to defer a Bonus may be after the beginning of the period to which the Bonus relates but shall in all events be made before the amount of the Bonus, if any, has been earned or is determinable. An individual who first becomes an Eligible Employee during a Plan Year may make an election, within thirty (30) days of having been determined to be eligible, to defer Eligible Salary earned during subsequent periods in such Plan Year.

          (b) Each deferral election shall be in a form acceptable to the Plan Administrator and if timely made shall take effect when accepted by the Plan Administrator. A deferral election that has been accepted by the Plan Administrator shall be irrevocable once the deadline for the election has passed. Notwithstanding the foregoing, the Plan Administrator may permit modification of an otherwise irrevocable election (for example, to reduce the amount of deferrals) in cases of unanticipated and severe financial hardship.

          (c) Subject to such rules and additional requirements as the Plan Administrator may prescribe, each deferral election shall specify the amount or amounts to be deferred, the period of deferral (consistent with Section 5.03 below), and the form of distribution (consistent with Section
      5.02 below).

3.04. Designation of Beneficiaries.
      ----------------------------

      A Participant may at any time designate, in such form and manner as the Plan Administrator may specify, one or more beneficiaries to receive such portion, if any, of the Participant's vested accounts as remain undistributed at the time of the Participant's death. To be effective, a beneficiary designation or change in beneficiary designation must be in writing and delivered to the Plan Administrator, in form acceptable to the Plan Administrator, prior to the Participant's death. In the absence of an effective beneficiary designation, the beneficiary of a deceased Participant shall be deemed to be his or her estate.

             ARTICLE IV.  ACCOUNTS; CREDITS AND OTHER ADJUSTMENTS

4.01. Accounts.
      --------
(a) Establishment of Accounts. A separate bookkeeping account shall be maintained for each Participant. Each such account shall be (i) credited with the amounts deferred by the Participant pursuant to Section 3.03,
      (ii) credited with the credits described in Sections 4.02 and 4.03 below, as applicable, and (iii) credited or charged, as the case may be, with the adjustments described at Section 4.04 below.

(b) Subaccounts. Within each Participant's account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

4.02. Matching Credits.
      ----------------

(a)   Participants Eligible For Genuity Savings Plan.  In the case of any
      ----------------------------------------------
      Participant who satisfies the applicable eligibility requirements of this
      Section 4.02(a) for any Plan Year, there shall be credited to the Participant's account additional amounts ("matching credits") as described in (i) and (ii) below:

               (i) For each pay period in the Plan Year, the Participant shall be entitled to a matching credit equal to the applicable Matching Percentage multiplied by the Participant's eligible deferral (as hereinafter defined) for the pay period. The term "eligible deferral" as applied to any pay period means the portion of the Eligible Salary deferred for that pay period which represents the same percentage of such deferral as the maximum percentage of compensation eligible for a matching contribution under the Genuity Savings Plan. The matching credits described in this clause (i) shall be credited to the Participant's account on the same periodic basis as matching contributions are made under the Genuity Savings Plan.

               (ii) The Participant may also be entitled to a matching credit (but only to the extent, if any, determined by the Plan Administrator) equal to the amount of matching contributions that, but for applicable Code-based limitations, would have been made (but that by reason of such limitations were not made) for the Plan Year to the Participant's account under the Genuity Savings Plan. Any matching credits described in this clause (ii) shall be credited to the Participant's account at the same time as the matching contributions that would have been made (but for such limitations) under the Genuity Savings Plan.

     To be eligible for the matching credits described in Section 4.02(a)(i) for any pay period, a Participant must be participating in the Genuity Savings Plan for such period at a level sufficient to maximize his or her matching contributions under that plan for such period. To be eligible for the matching credits, if any, described in

     Section 4.02(a)(ii) for any Plan Year or portion thereof, a participant must be participating in the Genuity Savings Plan for the applicable period at the maximum rate permitted by the Code and related plan-based limitations.

(b)   Participants Who Are Not Eligible For The Genuity Savings Plan.  A
      --------------------------------------------------------------
      Participant who is not eligible to participate in the Genuity Savings Plan (but who, in the determination of the Plan Administrator, would have been eligible to share in matching contributions in that plan had he or she been eligible to participate therein) shall be entitled to a matching credit for each pay period equal to the applicable Matching Percentage multiplied by the Participant's eligible deferral (as hereinabove defined) for the pay period. The matching credits described in this subsection (b) shall be credited to the Participant's account on the same periodic basis as matching contributions are made under the Genuity Savings Plan.

(c)   Additional Requirements.  The Plan Administrator may impose additional
      -----------------------
      rules and requirements with respect to eligibility for, or the administration of, the matching credit rules described in this Section 4.02.

4.03. Other Credits
         -------------
      The Committee in its sole discretion may provide for other credits to be made to the accounts of one or more Participants.

4.04. Hypothetical Investment Performance; Other Adjustments.
      ------------------------------------------------------

      Each account shall be periodically adjusted to reflect hypothetical investment gains and losses based on a notional investment of the account in one or more investment alternatives ("tracking investments"). The Committee shall specify the tracking investments to be used for purposes of the Plan; provided, that one such tracking investment shall be Genuity Common Stock. Subject to such rules and procedures as the Plan Administrator may prescribe, a Participant may allocate the notional investment of his or her account among the available tracking investments. The procedures applicable to such notional investment decisions need not be uniform for all tracking investments. For example, the Plan Administrator may permit daily changes in the notional investment of accounts with respect to tracking investments other than Genuity Common Stock, but less frequent notional purchases or sales of Genuity Common Stock. Except as otherwise determined by the Plan Administrator, however, the following rules shall apply:

(a)  Date of deemed investment - Annual Deferrals and matching credits.  Annual
     -----------------------------------------------------------------
     Deferrals shall be deemed invested (in accordance with the Participant's notional investment election) as soon as practicable after the date on which they would have been paid to the Participant absent deferral
     hereunder.   The date of the deemed or notional investment shall be
     determined by the Plan Administrator. The notional investment of any Annual Deferral or portion thereof in any tracking investment shall be based on: (i) in the case of a deferred Bonus, an average fair market value for the tracking investment, determined by averaging the fair market values for such tracking investment over the twenty (20) consecutive trading days immediately preceding the date the Bonus would have been paid absent deferral hereunder; and (ii) in the case of a deferral of Eligible Salary, the fair market value of the tracking investment for the date the Eligible Salary would have been paid absent deferral hereunder.

(b)   Notional investment changes - account reallocations.  Where any portion of
      ---------------------------------------------------
      an account is notionally reallocated from one tracking investment to another, the "sale" and "purchase" shall be deemed to have occurred on such date or dates as the Plan Administrator may determine, and the amount reallocated shall be determined based upon the fair market value of the relevant tracking investment on the date of the deemed sale or the deemed purchase, as the case may be.

(c)   Withdrawals and Distributions.  Each account shall be adjusted (reduced)
      -----------------------------
      to reflect any withdrawals or distributions with respect to the account under the Plan. Each such withdrawal or distribution shall be reflected in the notional investment of the balance of the account on such basis as the Plan Administrator determines.

(d)   Dividend Equivalents, etc.  To the extent notionally invested in any
      -------------------------
      tracking investment, a Participant's account shall be adjusted to reflect the deemed reinvestment (based on the fair market value of such tracking investment on the date specified by the Plan Administrator for such adjustment) of dividends and other distributions with respect to the tracking investment.

(e)   Recapitalization, stock dividends, etc.  In the event of a stock dividend,
      ---------------------------------------
      stock split, recapitalization, merger or similar event affecting a tracking investment, the Plan Administrator, in its sole discretion, shall make such adjustments, if any, to accounts as it determines are equitable under the circumstances.

4.05. No Funding;  Use of Grantor Trust.
      ---------------------------------

      Nothing herein shall be construed as requiring the Company or any other person to set aside in trust or otherwise to fund (prior to payment) any of the deferred compensation obligations described in the Plan. Notwithstanding the foregoing, the Committee in its discretion may establish a so-called "rabbi" trust or similar grantor trust to assist the Company and its subsidiaries in meeting their respective obligations under the Plan (without, however, constituting a "funding" of the Plan for federal income tax purposes or for purposes of ERISA) and may cause assets to be contributed to such trust in such amounts and subject to such conditions as it determines. The Company and its subsidiaries or the trustee of any such trust may, but shall not be required to, invest their respective assets in a manner designed to mirror, in whole or in part, the notional investment directions of Participants and Beneficiaries with respect to Plan accounts, but no such program of mirror investments shall be deemed to give any Participant or Beneficiary any preferred claim on any of the assets so invested. The rights of Participants and their Beneficiaries under the Plan constitute mere unsecured claims against the general assets of the Company and its subsidiaries.

                              ARTICLE V. PAYMENTS

5.01. Effect of Deferral.
      ------------------

      A Participant's deferral election pursuant to Section 3.03 shall constitute a waiver of his or her right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable at the times and in the amounts specified in this ARTICLE V. No other amounts shall be due under the Plan or otherwise as a result of a Participant's deferral election pursuant to
Section 3.03.

5.02. Method of Payment.
      -----------------

      All distributions and withdrawals under the Plan shall be in cash. A Participant may elect to have his or her account under the Plan distributed either in a lump sum or in installments (not to exceed twenty years in duration), subject to such limitations as the Plan Administrator may prescribe; provided, that in the case of a Participant whose vested account at the time of the Participant's termination of employment is $50,000 or less, distribution shall be made in a single lump sum, regardless of any prior election. The Plan Administrator may prescribe rules permitting changes by an Eligible Employee in his or her election or elections under this Section 5.02; provided, that no change in election made one year or less prior to the date distribution of the Participant's benefit would have been made or would have commenced (without regard to such change) shall be effective; and further provided, that no change in election shall operate to accelerate to a specified date within one year following such election the date distribution of the Participant's benefit is to be made or to commence. In the absence of an effective election under this
Section 5.02, a Participant's account shall be distributed in annual installments over ten years. Where an account is distributable in installments,
(i) the amount of each installment shall be determined by dividing the vested account balance by the number of remaining installments, and (ii) the account balance shall continue to be adjusted for notional investment experience until distributed in full.

5.03. Time of Distribution (or Commencement of Distribution).
      ------------------------------------------------------

      Except as provided in this Section 5.03, a Participant's vested account shall be distributed, or if distributable in installments shall commence to be distributed, as soon as practicable after the termination of the Participant's employment with the Company and its subsidiaries, or, if earlier, as soon as practicable following the Participant's Disability. The Plan Administrator may prescribe rules under which a Participant may elect to have payment of his or her account made (or commence) on or as soon as practicable following a fixed future date; provided, that if the employment with the Company and its subsidiaries of a Participant who has made such an election terminates (or the Participant becomes Disabled) prior to the payment or payment commencement date specified in that election, payment shall instead be made under whichever of the following results in the earlier conclusion of all payments to the Participant:
(i) in annual installments over ten years, the first such installment to be made as soon as practicable following termination of employment, or (ii) in accordance with the payment terms specified by such election

(if such election was in effect immediately prior to termination of employment) as they would have applied had the Participant continued in employment. If the account of a Participant who has suffered a Disability would otherwise be payable on (or commencing on) a specified future date or in annual installments whenever commencing, the Participant may petition the Plan Administrator to accelerate such payments. If a Participant dies prior to the commencement or completion of distributions to the Participant under the Plan, the remaining balance of the Participant's account shall, as soon as practicable after the Plan Administrator receives notice of such death, be distributed in a lump sum to the Participant's Beneficiary or Beneficiaries.

5.04. Withdrawals.
      -----------

(a) Upon request by a Participant who has suffered a severe and unanticipated financial hardship, the Plan Administrator may authorize the payment to the Participant of such portion of the Participant's account, not to exceed the vested balance thereof, as in the opinion of the Plan Administrator is needed to meet the financial hardship. The Plan Administrator may require that a Participant making a request under this subsection provide to the Plan Administrator such evidence supporting the claim of hardship as the Plan Administrator deems necessary.

(b) A Participant may at any time elect to withdraw 94% of all or a designated portion of his or her vested account balance, subject to the approval or disapproval of the Plan Administrator. If the Plan Administrator approves the withdrawal, the withdrawal amount shall be promptly paid to the Participant and the 6% remaining portion of the account (or of the designated portion of the account, if the election related only to such designated portion) shall be irrevocably forfeited.

5.05. Vesting.
      -------

      (a) Except as otherwise provided by the Committee, all accounts under the Plan shall be fully vested at all times, subject to the forfeiture provisions of
Section 5.04(b) above and Section 5.05(b) below. The fact that an account is vested in whole or in part shall not be construed as a guaranty by the Company or any other person against a decline in the account balance by reason of notional investment experience, nor shall the vested status of an account give any Participant or Beneficiary any preferred claim on any asset of the Company or its subsidiaries or any other person.

      (b) A Participant whose employment is terminated as a result of his or her commission of a felony or who, while employed by the Company or its subsidiaries or after termination of employment for any reason, misuses or misappropriates assets or confidential information of the Company or of a subsidiary or violates such other forfeiture provisions as the Plan Administrator may determine, shall forfeit any and all rights to payments under the Plan except as the Plan Administrator may otherwise determine. Except in the case of termination as a result of the commission of a felony, no benefit shall be forfeited pursuant to this Section 5.05(b) unless the Plan Administrator shall first have delivered to the Participant a written notice setting forth the grounds for forfeiture and giving the Participant and his or her a reasonable opportunity to be heard.

                          ARTICLE VI.  MISCELLANEOUS

6.01. Plan Administration; Amendment and Termination.
      ----------------------------------------------

(a)   In General. Except to the extent the Plan specifically provides otherwise:
      (i) the Plan Administrator shall have the discretionary authority to interpret the Plan and to decide any and all matters arising under the Plan, including without limitation the right to determine eligibility for participation, benefits, and other rights under the Plan; the right to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; the right to determine the proper recipient of any distribution under the Plan; the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; the right to make factual findings under the Plan; and the right otherwise to interpret the Plan in accordance with its terms; and (ii) the Plan Administrator's determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties.

(b) Plan Amendment and Termination. The Committee may amend, suspend, or terminate the Plan at any time. Upon termination of the Plan, all amounts deferred before the date of termination, and any rights to payment with respect to such deferred amounts, shall continue to be governed by the provisions of the Plan.

6.02. Individual Deferral Arrangements.
      --------------------------------

      The Plan Administrator may, in such instances and subject to such rules (including, without limitation, deferral, vesting, payment and deemed investment rules) as it deems appropriate under the circumstances, establish and maintain special deferral arrangements under the Plan for one or more employees of the Company or its subsidiaries, which arrangements may, but need not, conform to the general provisions of the Plan and the rules related thereto; provided, that in no event shall a deferral arrangement be maintained hereunder for any employee of the Company or its subsidiaries who has not been determined by the Plan Administrator to be either a "highly compensated" or "management" employee; and further provided, that Section 4.05 and this Article VI shall in all events apply to deferral arrangements described in this Section.

6.03. Appeals Procedure.
      -----------------

      A claimant who has been denied a claim for benefits, in whole or in part, may, within a period of 60 days following his receipt of the denial, request a review of such denial before the Plan Administrator by filing a written notice with the Plan Administrator. In connection with an appeal, the claimant (or his authorized representative) may review pertinent documents and may submit evidence and arguments in writing to the Plan Administrator. The Plan Administrator may decide the questions presented by the appeal and shall issue to the claimant a written notice setting forth: (1) the specific reasons for the decision and (2) specific reference to the pertinent Plan provisions on which the decision is based. The notice shall be issued within a period of time not exceeding 60 days after receipt of the request for review; provided that, if special circumstances should require, such period of time may be extended for an additional 60 days commencing at the end of the initial 60-day period. Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial 60-day period. The decision of the Plan Administrator shall be final and conclusive.

6.04. Rights Not Assignable.
      ---------------------

      A Participant's rights and interest under the plan may not be assigned or transferred. In the case of any former Participant's death, payment, if any, under the Plan shall be made to the Participant's Beneficiary in accordance with the provisions of the Plan.

6.05. Inability to Locate Participants and Beneficiaries.
      --------------------------------------------------

      Each Participant or Beneficiary entitled to receive payment under the Plan shall keep the Plan Administrator advised of his or her current address. If the Plan Administrator is unable for a period of 36 months to locate a Participant or Beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first comes due, the total amount payable to such Participant or Beneficiary shall be forfeited. Should such a Participant or beneficiary contact the Plan Administrator requesting payment thereafter, the Plan Administrator shall, upon satisfaction of its requests for any corroborating documentation, restore and pay the forfeited payment in a lump sum, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

6.06. Withholding Taxes.
      -----------------

      The Plan Administrator may make any appropriate arrangements to deduct from all Annual Deferrals and payments hereunder any taxes that the Plan Administrator reasonably determines to be required by law to be withheld from such Annual Deferrals and payments.

6.07. Certain Rights Reserved.
      -----------------------

     Nothing in the Plan shall confer upon any employee of the Company or any of its subsidiaries, or upon any other Person, the right: (1) to continue in the employment or service of the Company or any of its subsidiaries or affect any right that the Company or any such subsidiary may have to terminate the employment or service of (or to demote or to exclude from future participation in the Plan) any such employee or other Person at any time for any reason; (2) to participate in the Plan; or (3) to receive an annual base salary or other remuneration of any particular amount.

6.08. Severability.
      ------------

      If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and, if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

6.09. Titles and Headings Not to Control.
      ----------------------------------

      The titles to Articles and the headings of Sections, subsections, paragraphs, and subparagraphs in the Plan are placed herein for convenience of reference only and, as such, shall have no force or effect in the interpretation of the Plan.

6.10. Governing Law.
      -------------

      To the extent not preempted by federal law, the provisions of the Plan will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.